Exhibit 4.20

FIRST AMENDING AGREEMENT

This First Amending Agreement dated as of the 14th day of February, 2003.

Between:

MAD CATZ INTERACTIVE, INC. (“Mad Catz”)

- and -

FIRE INTERNATIONAL LTD. and its related companies (“Fire”)

Whereas:

(a)	Mad Catz and Fire entered in to an agreement dated January 17, 2003 (the “Agreement”) regarding the manufacture and distribution of certain CD products, as more particularly described in the Agreement;

(b)	Mad Catz and Fire have agreed to amend certain terms of the Agreement, as more particularly set out herein;

Now therefore for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment to the Agreement. Effective as of the date of the Agreement, the Agreement is amended by deleting paragraph 5 in its entirety and replacing it with the following:

“5. Mad Catz shall acquire the CD products produced by Fire at the [* * *]. Fire shall not allow the supplier to increase the cost of goods without the consent of Mad Catz.”

2.	Governing Law. This First Amending Agreement is governed by English law.

3.	Confirmation of Agreement. The parties acknowledge that all of the terms and provisions of the Agreement, as amended hereby, are and remain in full force and effect.

In witness whereof the parties have executed this First Amending Agreement as of the date set out above.

MAD CATZ INTERACTIVE, INC.

Per:	/s/ MORRIS PERLIS
Morris Perlis President and CEO

FIRE INTERNATIONAL LTD., for itself and its related companies

Per:	/s/ JASON COOPER
Jason Cooper Managing Director

[*] CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.